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                                                                   Exhibit 10.03


     Cardinal Health, Inc. Equity Incentive Plan Amendment to Section 9(d)


(d) Number of Shares. Each individual first elected or appointed to serve as a director of the Company at or after adjournment of the Company's annual meeting of shareholders (an "Annual Meeting") in 1997 who is an Outside Director shall, upon such election or appointment, automatically be granted options for that number of Shares having a fair market value of $150,000 (each an "Initial Grant"). In addition, commencing immediately after the adjournment of the Annual Meeting in 1997 and continuing on an annual basis, immediately following the adjournment of each succeeding Annual Meeting thereafter during the term of this Plan each Outside Director whose term did not expire at that Annual Meeting and who has then served as a director of the Company for a consecutive period of time which includes each of the last three Annual Meetings (i.e., including the Annual Meeting then just adjourned) shall automatically be granted additional Outside Director Options for that number of Shares having a fair market value of $100,000 (each an "Annual Grant"). Beginning on July 1, 2000 and on every third July 1 thereafter, the dollar value of the Initial Grants and Annual Grants shall automatically be increased under this Plan by a percentage equal to that percentage by which the fair market value per Share has increased in the immediately preceding three-year period, not to exceed a 45% aggregate increase over any such three-year period. For purposes of this Section 9, fair market value means the last sale price of the Shares on the applicable date (or, if no sale of Shares occurs on such date, on the next preceding date on which a sale occurred) as reported on the New York Stock Exchange Composite Tape.